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                                                                    Exhibit 24.2

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Registration Statement of Maturus,com, Inc. (a development stage company) on Form SB-2 of our Independent Audjitor's Report, dated August 31, 2000, on the balance sheets of Maturus.com, Inc. (a development stage company) as of June 30, 2000 and December 31, 1999, and the related statements of operations and comprehensive loss changes in shareholders'equity, and cash flows for the six months ended June 30, 2000, the period from inception (November 29, 1999) to December 31, 1999, and the period from inception to June 30, 2000.

In addition, we consent to the reference to us under the heading "Experts" in such Registration Statement.

Portland, Oregon                                   /s/ Moss Adams, LLP
October 10, 2000                                   Certified Public Accountants